Exhibit 4.1(e)

FIFTH AMENDMENT

OF

FMC TECHNOLOGIES, INC. SAVINGS AND INVESTMENT PLAN

WHEREAS, FMC Technologies, Inc. (the “Company”) maintains the FMC Technologies, Inc. Savings and Investment Plan, as amended and restated effective January 1, 2013 (the “Plan”).

WHEREAS, the Company desires to amend the Plan to provide for (1) the full vesting of certain participant accounts and (2) the limited ability to roll over certain participant loans, both with respect to participants who cease to be employees of the Company effective June 1, 2016 as a result of the sale of the Wireline business to Reliant Oilfield Services, effective June 1, 2016;

WHEREAS, the Company desires to amend the Plan to provide for the full vesting of certain participant accounts with respect to participants who cease to be employees of the Company effective November 7, 2016 as a result of the sale of the Blending & Transfer business to Emerson, effective November 7, 2016; and

WHEREAS, the Fifth Amendment will supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of the amendment;

NOW, THEREFORE, by virtue of the authority reserved to the Company by Section 12.1 of the Plan, the Plan is hereby amended as follows, effective as of June 1, 2016, November 7, 2016 and December 22, 2016, respectively:

1. Section 4.2.9 of the Plan is hereby amended to add the following sentences to the end thereto to read as follows:

Notwithstanding any other provision of the Plan, effective June 1, 2016, the Accounts of any Participant who ceased to be an employee of the Company effective as of June 1, 2016, as a result of the sale of the Wireline business to Reliant Oilfield Services, effective June 1, 2016, shall at all times be fully vested.

Notwithstanding any other provision of the Plan, effective November 7, 2016, the Accounts of any Participant who ceased to be an employee of the Company effective as of November 7, 2016 as a result of the sale of the Blending and Transfer business to Emerson, effective November 7, 2016, shall at all times be fully vested.

2. Section 6.7.6 of the Plan is hereby amended to add the following sentence to the end thereto to read as follows:

Notwithstanding the preceding, during the period commencing June 1, 2016 and ending August 31, 2016, a Participant who ceased to be an employee of the Company effective as of June 1, 2016 as a result of the sale of the Wireline business to Reliant Oilfield Services, effective June 1, 2016, shall be permitted to roll over the Participant’s outstanding loans in an eligible rollover distribution to an eligible retirement plan that is willing to accept such loan rollover.

IN WITNESS WHEREOF, the Company has caused this amendment to be executed by a duly authorized representative this 22nd day of December, 2016.

FMC Technologies, Inc.

By: /s/ Maryann T. Mannen

Its: Executive Vice President & CFO

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